Exhibit 10.19

CONFIDENTIAL TREATMENT REQUESTED

FIRST AMENDED AND RESTATED FARMING AGREEMENT

This FIRST AMENDED AND RESTATED FARMING AGREEMENT (this “Agreement”) is made and effective as of March __, 2016, by and between Notis Global, Inc., a Nevada corporation, formerly known as Medbox, Inc., a Nevada corporation (“Notis”), EWSD I, LLC, a Delaware limited liability company, formerly an Arizona limited liability company (“EWSD”) and Whole Hemp Company, a Colorado limited liability company (“Whole Hemp”), collectively referred to as the “Parties.”

RECITALS

A. Whole Hemp, directly or through affiliates, grows hemp and cannabis crops for the production of Products (defined below).

B. Whole Hemp is also entering into a First Amended and Restated Grower’s Distributor Agreement (“Distributor Agreement”) with Notis and EWSD in order to authorize Notis to act on behalf of Whole Hemp in the marketing, negotiation and sale of certain Product, as such services are further described therein.

C. EWDS is a subsidiary of Notis and owns the EWSD Farmland.

D. The Parties desire to enter into this Agreement for the purpose of amending and restating that certain Farming Agreement dated December 18, 2015 among the parties hereto and to facilitate EWSD building certain greenhouses on the EWSD Farmland for Whole Hemp to use grow hemp and cannabis crops.

NOW, THEREFORE, the Parties agree as follows:

1. Farmlands.

(a) The “EWSD Farmlands” means those certain lands located at 214 East 39th Lane, Highway 96, Pueblo, Colorado, 81006, and the “Whole Hemp Farmlands” means those certain lands located in La Junta CO . The EWSD Farmlands and the Whole Hemp Farmlands collectively are referred to as the “Farmlands”.

(b) Whole Hemp owns the Whole Hemp Farmlands. It cultivates, plants, grows and harvests Products (as defined below) on the Whole Hemp Farmlands and manufactures Products (including, without limitation, oil produced by way of extraction) from hemp and cannabis crops (collectively, the “Farming Activities”).

(c) The Parties desire for Whole Hemp to conduct Farming Activities on a portion of the EWSD Farmlands, to be identified by Notis and upon which EWSD will build one or more turn-key greenhouses up to an aggregate size of 200,000 square feet, suitable to cultivate, plant, grow and harvest (but not manufacture) hemp crops (the “Greenhouse(s)”), as further described below.

(d) As used herein, the term “Products” means all parts of hemp or marijuana plant, whether growing or not; the seeds thereof; the resin, oil or other components extracted from any part of such plant; including, without limitation, the mature stalks of such plant, fiber produced from any part of such plant, the seeds thereof and any extracts therefrom, oil, cake, powder and every other compound, manufacture, salt, derivative, mixture, or preparation of any of the foregoing.

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2. Greenhouse(s); 10 Acres and Grant of License.

(a) EWSD will construct Greenhouses on the EWSD Farmlands as designed and agreed by the Parties. As part of the consideration for the License (defined below), Whole Hemp will pay to EWSD an amount equal to 100% of all preapproved costs (soft and hard) incurred by EWSD in building the Greenhouse(s) and making other capital expenditures with respect to the EWSD Farmland for purposes of performing this Agreement (the “Base License Fee”). Whole Hemp may pay the Base License Fee in one or more installments, but must pay the total Base License Fee to EWSD no later than September 30, 2017. Additionally, EWSD will use [*], up to a total of [*], from the proceeds of any equity offerings completed by EWSD for construction of the capital expenditures to be determined and approved by both Parties. If Whole Hemp fails to fully pay the Base License Fee by September 30, 2017, then any outstanding amount of the Base License Fee shall bear interest from October 1, 2017 through the date fully paid at a rate equal to 3% in excess of the annual prime interest rate being charged at the time by JP Morgan Chase, or any successor thereto. Whole Hemp shall put up as collateral an equal amount of CBD oil that at the present market price us equal to the outstanding amount owed to EWSD for the preapproved costs incurred by EWSD in building the Greenhouses.

(b) As and when the Greenhouse(s) are built out in 10,000 square feet increments, Whole Hemp will begin to conduct Farming Activities thereon. Whole Hemp will also conduct Farming Activities within those certain 10 acres depicted on Exhibit A attached hereto, and located on the EWSD Farmlands (“10 Acres”). Whole Hemp shall devote sufficient manpower, supplies and resources, all at its sole cost, to perform such Farming Activities so as to maximize crop production, Products and sales in each Crop Season (as defined below). As part of the consideration for the License to the 10 Acres, EWSD will receive 50% of gross profits (revenues minus direct costs) received from the sales of Products from the 10 Acres, which Whole Hemp will pay to EWSD within 5 days of receipt of any such sales amounts.

(c) EWSD hereby grants to Whole Hemp and its agents and employees, (collectively, its “Representatives”), during the Term a revocable license (“License”) to the 10 Acres and the Greenhouses, together with reasonable ingress and egress access thereto (“License Areas”) for sole purpose of performing the Farming Activities thereon, on and subject to the terms and conditions herein. EWSD will own all existing and future improvements and fixtures made or installed upon the License Areas, whether constructed or installed by EWSD, Whole Hemp or a related third party, and Whole Hemp waives any ownership rights or claims thereto.

(d) In connection with the Farming Activities on the License Areas, Whole Hemp shall (and shall cause its Representatives to) use the highest standard of care to keep all work areas within the License Areas safe and to properly construct and secure all work areas created or used by Whole Hemp or its Representatives to prevent harm to Notis, EWSD, and their employees, agents, invitees and property. Whole Hemp shall (and shall cause its Representatives to) use the highest standard of care to keep any equipment used or brought onto the EWSD Farmlands by Whole Hemp or its Representatives under its absolute and complete control at all times, and said equipment shall be used only in the License Areas and, in all circumstances, at the sole risk of Whole Hemp. Whole Hemp shall (and shall cause its Representatives to) perform all Farming Activities with the highest due care, diligence and in cooperation with Notis, EWSD and their customers, employees, agents and invitees to avoid accident, damage or harm to persons or property and unreasonable delay to or interference with the operations or business of such parties. Whole Hemp shall (and shall cause its Representatives to) conduct the Farming Activities in a manner and at times that are intended to minimize any impairment of access or traffic by the aforementioned parties, or other inconvenience or disturbance to the operations or businesses of such parties.

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(e) Whole Hemp shall (and shall cause its Representatives to) strictly comply with: (i) all applicable federal, state and local laws (including, without limitation, environmental laws), in the conduct of all activities and while on the Property (provided that it is understood that there may be a conflict with the Farming Activities and the Controlled Substances Act), and (ii) generally accepted professional and industry standards. Whole Hemp, at its sole cost and expense, shall be responsible for obtaining and maintaining any and all permits and approvals from any governmental authority that may be necessary for it to conduct the Farming Activities. Whole Hemp shall be solely responsible for and ensure that all government-required inspections or reports, if any, regarding the Farming Activities are properly and timely conducted or submitted.

(f) Whole Hemp shall be solely responsible for, and be considered the generator of, all wastes associated with Farming Activities. No Hazardous Materials (defined below) should result from any of the Farming Activities. As used herein, “Hazardous Materials” means all hazardous or toxic substances, wastes, materials (whether solids, liquids or gases) or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and by-products regulated pursuant to or forming the basis of liability under any Environmental Law. “Environmental Law” means any applicable laws or orders relating to the protection of the environment or natural resources or human health and safety as it relates to environmental protection, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials in the environment and including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and their state and local counterparts, to the extent each is applicable and as each has been amended and the regulations promulgated pursuant thereto.

(g) Whole Hemp will pay EWSD an equitable percentage for Whole Hemp’s use of all utilities supplied to the EWSD Farmlands by any utility company, whether public or private, including but not limited to, fuel, water, gas, sewage, common security, electricity and other charges incurred by EWSD in providing utilities to the EWSD Farmlands, as reasonably determined by EWSD. Such sums shall be paid by Whole Hemp within 15 days of invoice therefor. Such utilities shall exclude telephone, wi-fi, and internet service which shall be separately installed and provided for by each Party with their own respective service providers.

(h) Whole Hemp will not permit any mechanics’, materialmen’s or other similar liens or claims to stand against the EWSD Farmlands for labor or material furnished in connection with any Farming Activities performed by Whole Hemp or its Representatives. Upon written notice of any such lien or claim delivered to Whole Hemp by Notis or EWSD, Whole Hemp shall either immediately (i) pay and discharge such lien or claim, or (ii) bond and contest the validity and the amount of such lien, provided Whole Hemp (a) immediately pays any judgment rendered; (b) immediately pays all proper costs and charges; and (c) has the lien or claim released at its sole expense. This Section shall survive the expiration or termination of this Agreement.

(i) Whole Hemp hereby agrees to indemnify, defend (with counsel reasonably acceptable to Notis and EWSD), and hold harmless Notis, EWSD and their employees, officers, directors, shareholders, partners, members, agents, representatives, affiliates, lenders, successors and assigns (each, an “Indemnified Party”; collectively, the “Indemnified Parties”) from and against any and all liabilities, claims, suits, actions, judgments, demands, costs, damages, fines, penalties, losses and

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expenses (including but not limited to reasonable attorneys’ fees) (collectively, “Losses”), including but not limited to Losses related to environmental contamination, environmental laws, the handling of Hazardous Materials, natural resource damage or remediation, incurred or suffered by, or claimed against any Indemnified Party (which shall include claims against Notis and/or EWSD by another Indemnified Party, and shall exclude consequential or special or punitive damages), which may arise, directly or indirectly, in whole or in part, from, out of, by reason of or in connection with the performance of the Farming Activities by Whole Hemp or its Representatives (whether or not due to negligence or misconduct) or out of Whole Hemp’s failure to perform any of its obligations under this Agreement; provided, however, that such obligation to indemnify, defend and hold Notis, EWSD and the Indemnified Parties harmless shall not be applicable to any Losses arising from the willful or grossly negligent acts of the applicable Indemnified Party. Notis agrees to give notice to Whole Hemp of any claims or alleged liabilities received or incurred by Notis or EWSD that are subject to this indemnification. Notis or EWSD, as applicable, shall reasonably cooperate with Whole Hemp in defending or resisting such claims. Notwithstanding any other provision of this Agreement, each of Notis and EWSD reserves its rights to assert, and does not release Whole Hemp from, any statutory or common law claims that Notis or EWSD may have against Whole Hemp for any Losses arising out of or in any way related to the Farming Activities (excluding consequential or special damages and/or punitive damages). Whole Hemp’s obligations to the parties under this Section shall not be impaired by Notis’ or EWSD’s assignment of its rights and/or delegation of its duties, and such obligations to Notis and EWSD shall continue in full force and effect notwithstanding any such assignment or delegation. This Section shall survive the expiration or termination of this Agreement.

3. Revenue Share. As part of the consideration for the License, Whole Hemp will pay EWSD the following shared revenues (“Shared Revenues”):

(a) Before Commencement of First Crop Season – For all Products from crops derived from March 15, 2016 until September 30, 2016, EWSD shall receive the following percentage of Whole Hemp Gross Sales as defined below:

(i) If EWSD provides at least [*] in financing to be used for capital expenditures on the EWSD Farmlands, to be reviewed and approved by both parties no later than June 15, 2016, EWSD shall receive for the period March 15, 2016 to September 30, 2016 the greater of (x) [*] of Whole Hemp Gross Sales or (y) [*]. The targeted funding dates and amounts of the financing proceeds shall be [*] on April 15, 2016, [*] on May 15, 2016 and [*] on June 15, 2016, with a 15 day grace period allowed for the first installment on April 15, 2016;

(ii) If EWSD provides at least [*], but less than [*], in financing to be used for capital expenditures on the EWSD Farmlands, to be reviewed and approved by both parties no later than June, 15, 2016, EWSD shall receive for the period March 15, 2016 to September 30, 2016 the greater of (x) [*] of Whole Hemp Gross Sales or (y) [*];

(iii) If EWSD provides at least [*], but less than [*], in financing to be used for capital expenditures on the EWSD Farmlands, to be reviewed and approved by both parties no later than June 15, 2016, EWSD shall receive for the period March 15, 2016 to September 30, 2016 the greater of (x) [*] of Whole Hemp Gross Sales or (y) [*];

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(iv) If EWSD provides at least [*], but less than [*] in financing to be used for capital expenditures on the EWSD Farmlands, to be reviewed and approved by both parties no later than June 15, 2016, EWSD shall receive [*] of Whole Hemp Gross Sales for the period March 15, 2016 to September 30, 2016.

The parties agree to conduct two contract reviews to compute and adjust payments of the percentage of Whole Hemp Gross Sales due (“True Ups”). The first True Up will be completed as of June 15, 2016 after the capital expenditure investment is finalized. Prior to the June 15, 2016 True Up, Whole Hemp will remit payments to EWSD for March, April and May 2016 at 10% of Gross Revenue, which will be adjusted, if required, in the first True Up. The second True Up will be completed as of September 30, 2016. Any amounts due to EWSD as a result of a True Up shall be paid by Whole Hemp to EWSD within five days of completion of the True Up, and any amounts due from EWSD to Whole Hemp shall be credited to future payments due from Whole Hemp.

(b) First Crop Season. For the first Crop Season (October 1, 2016 until September 30, 2017) EWSD shall receive [*] of Whole Hemp’s Gross Sales.

(c) Second Crop Season – For all Products from crops derived from the second Crop Season (other than Products sold by EWSD under the Distributor Agreement for which EWSD is compensated under that agreement), EWSD shall receive [*] of Gross Sales, provided that EWSD shall have used commercially reasonable efforts to establish international sales channels for the sale of the Products and to provide Whole Hemp with services at a reasonable, mutually agreed to cost, access to research applicable to the Products available to EWSD (and not otherwise available to Whole Hemp), introductions to industry contacts, and support in developing a seed program, which EWSD will lead.

(d) Third and Subsequent Crop Seasons – For all Products from crops derived from the third and subsequent Crop Seasons (other than Products sold by EWSD under the Distributor Agreement for which EWSD is compensated under that agreement), EWSD shall receive [*] of Gross Sales, provided that EWSD shall have used commercially reasonable efforts to establish international sales channels for the sale of the Products and to provide Whole Hemp with services at a reasonable, mutually agreed to cost, access to research applicable to the Products available to EWSD (and not otherwise available to Whole Hemp), introductions to industry contacts, and support in developing a seed program, which EWSD will lead.

(e) Whole Hemp shall pay the Shared Revenues to EWSD, without offset or deduction, by wire transfer of immediately available funds to an account designated by EWSD, in arrears, by the tenth day of the calendar month succeeding the calendar month to which such Shared Revenues have been collected in good funds. For example, no later than April 10, 2016, Whole Hemp shall pay to EWSD the Shared Revenues collected in good funds for the calendar month of March, 2016. Concurrent with each such payment of Shared Revenues, Whole Hemp shall provide EWSD an itemized and detailed written description and breakdown of all Gross Sales attributable to such Shared Revenues payment and such other information as EWSD may reasonably request. Whole Hemp will deliver to EWSD by January 31 of each year of the Term an annual statement certified by a Certified Public Accountant or by a financial officer, owner or partner of Whole Hemp, of the Gross Sales made during the preceding year. If the Term expires

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or is terminated on a date other than December 31, then a like statement for the partial calendar year in which expiration or termination occurs shall be delivered within 30 days after expiration or termination.

(f) As used herein, “Gross Sales” means the entire amount of the sale price of all Products sold and the charges for all services and all other receipts in connection with Products sold by Whole Hemp, its subsidiaries, other affiliates and/or joint venture partners, whether or not related to Products derived from the Whole Hemp Farmlands, the License Areas or elsewhere (excluding, however, Products derived from the 10 Acres or the 40 Acres (defined below)), and irrespective of whether the agent for the sale is Whole Hemp, its subsidiary, affiliate, joint venture partner or EWSD, whether (wholly or partially) for cash or credit, and shall include charges for equipment leased and reimbursements actually received from third parties in respect of the foregoing.

(g) Records and Audit Rights. Whole Hemp agrees to accurately record all sales in accordance with generally accepted accounting practices, and to maintain sufficient original records which accurately summarize all transactions relating to the Gross Sales (including the sales of subsidiaries, other affiliates and joint venture partners). Original records shall include but not be limited to: sales documents, invoices, cash receipts, payroll journals, accounts receivable, disbursement journals, bank statements, deposit slips, inventory records, purchase orders, receiving records, sales journals or daily sales reports, orders accepted by means of electronic, telephonic, video, computer or another electronic or other technology based system, state sales and use tax returns (and all documentation used to prepare the returns), and a complete general ledger. Records shall be preserved (properly totaled) by Whole Hemp either (a) at the Whole Hemp Farmlands or (b) at the home or regional offices of Whole Hemp (provided EWSD shall be notified in writing of the address at which the records are maintained) and made available to EWSD at such location upon demand, for a period of at least 3 years after the year in which the sales occurred (however, if any audit is begun by EWSD or if there is a dispute regarding Gross Sales, Whole Hemp’s records shall be retained by Whole Hemp until a final resolution of the audit or dispute). The receipt by EWSD of a statement of Gross Sales shall not constitute an admission of its correctness. EWSD shall be entitled, at EWSD’s expense, to have at any time and from time to time an audit of the Gross Sales made during any period covered by the annual statement and account and to recalculate the rental payable for that period. If there is a deficiency in the payment of Shared Revenues, the deficiency shall be immediately due and payable with interest at a rate equal to 3% in excess of the annual prime interest rate being charged at the time by JP Morgan Chase, or any successor thereto, accruing from the date when the payments should have been made until paid. If there is an overpayment by Whole Hemp, it shall be credited against future Shared Revenue payments due. If Gross Sales have been understated by more than 2% or Whole Hemp fails to record, maintain or make available the required sales supporting documentation, Whole Hemp shall be in default, and shall pay the cost of the audit and all other related costs and expenses. If Whole Hemp is late furnishing EWSD any monthly Gross Sales statement, EWSD shall have the right, without notice, to conduct an audit at Whole Hemp’s sole cost. If Whole Hemp does not furnish the Gross Sales documentation referred to above or otherwise impedes EWSD’s audit of Gross Sales, EWSD shall be entitled, in addition to EWSD’s other rights and remedies, to estimate Whole Hemp’s annual Gross Sales as 125% of the Gross Sales for the preceding year, and bill Whole Hemp for any Shared Revenues which may be due based upon the estimated Gross Sales.

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4. Set-Off Related to Base License Fee. Commencing with the second Crop Season, to the extent the Base License Fee is not paid in full, Whole Hemp agrees to pay 100% of its gross profits (Gross Sales, net only of Whole Hemp’s actual out-of-pocket hard costs directly attributable to such Products, which hard costs shall equal $0.02 per milligram of Product sold) derived from sales by EWSD under the Distributor Agreement from Products produced from crops planted within the License Areas, which may include sales to EWSD or any of its affiliates, to pay the Base License Fee, which EWSD will deduct from such sales amounts before remitting the remaining sales amounts to Whole Hemp.

5. Products from Whole Hemp Farmlands. On the terms set forth herein, Whole Hemp hereby authorizes EWSD to act as Whole Hemp’s sole and exclusive distributor (“Exclusive Distributorship”) for the purpose of marketing, arranging for sale and selling any and all Products produced from crops planted within those certain 40 acres depicted on Exhibit B attached hereto, and located on the Whole Hemp Farmlands (“40 Acres”). Whole Hemp will be responsible to directly or indirectly cause the Products from the 40 Acres to be prepared and will notify provide EWSD with monthly production schedules for the Products from the 40 Acres, which schedule will identify and provide sufficient details of each Product type and quantity, sufficient for EWSD to perform its Exclusive Distributorship. In consideration of EWSD’s performance of the Exclusive Distributorship, EWSD will receive 50% of gross profits (revenue minus direct costs) received from the sales of Products from the 40 Acres, which Whole Hemp will pay to EWSD within 5 days of receipt of any such sales amounts. EWSD and its representatives shall have free access to the 40 Acres solely for the purpose monitoring Whole Hemp’s performance.

6. Term.

(a) This Agreement shall be effective on the date hereof, and shall continue for a term of 10 crop seasons (the “Initial Term”, where each crop season is denoted as the period beginning on October 1 of each year, and ending on September 30 of the following year (each, a “Crop Season”). The first Crop Season commences on October 1, 2016. Either Party may extend the Initial Term for another 5 Crop Seasons by written agreement to the other Party at least 180 days prior to the end of the Initial Term (“First Extended Term”), and either Party may extend the First Extended Term for another 5 Crop Seasons by written agreement to the other Party at least 180 days prior to the end of the First Extend Term. The Initial Term, and any period that this Agreement shall continue following the Initial Term, shall be collectively referred to as the “Term.” This Agreement may be terminated at any time: (i) by either Party, if the other Party is in material breach of any obligation under this Agreement, which breach is continuing uncured for 30 days following written notice thereof; or (ii) by either Party, upon written notice to the other, if the activities under this Agreement shall be enjoined or be subject to materially adverse regulatory action.

(b) Upon end of the Term, Whole Hemp agrees to vacate and surrender the License Areas, including, without limitation, the Greenhouses and all fixtures and improvements thereon, to Notis, in good operating condition and repair, reasonable wear and tear excepted. As part of vacating the License Areas, Whole Hemp shall remove all its equipment and personal property, and restore any damage resulting from the removal thereof. Whole Hemp acknowledges that Whole Hemp’s failure to so vacate the License Areas and so remove its equipment and personal property on or prior to the end of the Term in such condition may subject Notis and/or EWSD to significant costs and expenses arising from such failure. Accordingly, Whole Hemp agrees that it shall be wholly responsible for all costs and expenses incurred by Notis and/or EWSD arising from Whole Hemp’s failure to do so. This Section shall survive the expiration or termination of this Agreement.

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7. Insurance Requirements.

(a) Policy Requirements. Upon Whole Hemp’s execution of this Agreement, and prior to Whole Hemp or its Representatives conducting any Farming Activities, Whole Hemp shall furnish to Notis, at Whole Hemp’s expense, satisfactory certificates of insurance listing Notis as an additional insured on the policies listed below (with the exception of the Worker’s Compensation/Employer’s Liability policy), evidencing that Whole Hemp (or its applicable Representatives, in the case the Farming Activities will all be conducted by Whole Hemp’s Representatives) have the following insurance in full force and effect meeting the requirements set forth below:

Type	Limits

Worker’s Compensation/Employer’s Liability	$500,000/Statutory

General Liability	$1,000,000/occurrence
$2,000,000/aggregate

Umbrella Liability	$9,000,000/occurrence
$9,000,000/aggregate

(b) Maintenance of Coverage; Policy Types. Whole Hemp will ensure that all applicable Representatives maintain the aforesaid coverages during the Term. Any insurance required hereby may be maintained under a blanket policy or an umbrella policy insuring other parties and other locations so long as such policy satisfies the foregoing requirements. Any coverage written on a “claims-made” basis shall be kept in force, either by renewal or the purchase of an extended reporting period, for a minimum period of three (3) years following the termination or expiration of this Agreement. Nothing in this Section shall in any way limit Whole Hemp’s liability under this Agreement or otherwise.

(c) This Section 7 shall survive the expiration or termination of this Agreement.

8. Growing, Harvesting, Packing and Handling the Crops.

(a) Performance. Whole Hemp agrees to perform, as an independent contractor, all the necessary services and efforts to plant the crops and manufacture the Products and to bring the crops and Products to a position where they are ready for harvesting, packing, and selling. Whole Hemp agrees to grow the crops and manufacture the Products in accordance with all laws and regulations governing agricultural processes and the best agricultural practices prevailing in the area of the Farmlands, and shall take all actions consistent with prudent farming and manufacture methods to accomplish the proper care, growth and production of the same. Whole Hemp shall take all precautions necessary to ensure that all operations undertaken by Whole Hemp are sanitary for the purpose of preventing the crops or Products from being subject to contamination that could harm the crops or Products or interfere with the marketability of all or any portion of the crops or Products. Whole Hemp warrants that the crops and Products will not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, nor subject to, nor contaminated with any chemicals, pesticides, fungicides and herbicides prohibited by federal or state statutes or regulations. Whole Hemp agrees to maintain a listing of all chemicals, pesticides, fungicides and herbicides applied to the crops and/or Products. Whole Hemp shall exercise due diligence in the planting, growing, harvesting, manufacturing and packing of the crops and Products.

(b) Growing Expenses. Whole Hemp shall be responsible for the direct payment for all services, material, land, equipment, seed, nursery plants, herbicides, pesticides, other chemical products, labor, water, water sources, irrigation system, drip irrigation pipe, mulch, supplies, and other

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items related to the planting, cultivating, irrigating, weeding, thinning, hoeing, dusting, spraying, fertilizing, and otherwise growing the crops to completion, and to the harvesting, manufacture packing, hauling, and distributing of the Products (individually and collectively, and as supplemented below, the “Growing Expense(s)”). Growing Expenses include all rent and other payments owing by Whole Hemp, its subsidiaries, other affiliates and joint venture partners in production of the Products.

(c) Chemical and Pesticide Residues. In connection with growing the crops, Whole Hemp shall take all commercially reasonable actions possible to ensure full compliance with all federal, state and local regulations and procedures concerning chemical usage and any other matters related to its business. Whole Hemp acknowledges that it will comply with the good agricultural and manufacturing practices for growing, harvesting, manufacturing and food safety requirements. If Whole Hemp becomes aware of any factor(s) which may negatively affect the crops, the Products, their quality, and/or their marketability, Whole Hemp shall promptly provide written notice to Notis of the same. Whole Hemp agrees not to introduce any substance (including, without limitation, chemicals, pesticides or growth regulators) on the crops, Products or on the Farmlands, which will be in violation of established toxic tolerance levels, or any other federal, state or local law, rule, regulation or ordinance, which would cause the crop or Products to be adulterated or misbranded in accordance with applicable laws, or which are not authorized by Notis or EWSD for the crops being grown or Products being manufactured. Whole Hemp further warrants that it will do nothing to cause or permit the crops or Products to contain any chemical residues prohibited by, or in excess of the tolerances established by, all applicable laws. Upon request, Whole Hemp will provide Notis with reports of both current and past chemical use and crop history for the Farmlands and lands on which the crops that are used in connection with the Products are to be grown. Such reports shall include all chemicals used, crops planted, and information on crops surrounding the current planted crops. Whole Hemp agrees that if any chemical residues on the crops or Products exceed tolerances permitted by applicable law, the parties shall meet and discuss the cause, solution and best course of action to deal with the situation.

(d) Labor. All persons working in Whole Hemp’s business operations are employees or independent contractors of Whole Hemp and are under Whole Hemp’s sole direction and control. Whole Hemp shall have exclusive responsibility for ensuring that its employees and independent contractors handle and use herbicides, pesticides, and other chemical products in accordance with federal, state, and local laws and regulations, and label requirements. Whole Hemp shall have exclusive responsibility for ensuring that its employees and independent contractors comply with any and all federal, state, and local immigration laws and regulations. Whole Hemp shall have exclusive control over its employees’ and independent contractors’ hours and manner of work, compensation, and housing and over any labor negotiations. Neither Notis nor EWSD shall have no right whatsoever to direct or control any of Whole Hemp’s employees and independent contractors. Whole Hemp shall comply with any and all federal, state, and local income and payroll tax withholding requirements and shall carry all necessary liability insurance and Worker’s Compensation insurance for its employees. By this paragraph, Whole Hemp is not assuming any liability for actions of its independent contractors it would not otherwise have, but it shall be responsible to Notis and EWSD for all of its obligations hereunder, whether performed by Whole Hemp or its independent contractors, and shall hold Notis and EWSD harmless from any liability that Whole Hemp, Notis or EWSD might otherwise bear related to nonperformance of an obligation by an independent contractor of Whole Hemp.

9. Risk of Loss. Whole Hemp shall have and retain title to and bear all market risks and risks of loss to the crops and Products from initial planting until title passes to the customer.

10. Warrants and Option. Notis previously granted to Whole Hemp 4,000,000 a warrant to purchase unrestricted shares of Notis’ stock, which may be assigned by Whole Hemp at its discretion, at an exercise price of $0.50 per share, which Whole Hemp may exercise upon written notice to Notis at any time within 5 years from the date hereof. The warrants shall terminate if Whole Hemp fails to exercise and pay for such warrants within 5 years from the date hereof.

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11. Unable to Perform. Neither Party hereunder shall be required to perform or be liable for loss or damage suffered by the other Party if caused by unavailability of labor, strikes, or lockouts; shortages of equipment, materials, supplies, transportation or water; the elements; adverse weather conditions; unavoidable casualties; war; hostilities; governmental action or order; delays caused by governmental authorities or the inability to obtain required governmental approvals; mechanical breakdown, power failures; civil disorder; acts of God; or other events beyond the Party’s reasonable control, and the date of completion for such obligation shall be extended (but not excused) by the period of time taken by any such delay. However, in the event that either Party shall be unable to perform any part of its obligations and duties hereunder, it shall promptly advise the other party of the extent of its inability to perform. Both Parties agree that the course of action will be mutually agreed upon and will further determine if the aforementioned event is temporary or permanent. Notwithstanding the foregoing, the Parties shall remain obligated to pay any sums of money owed by either of them to the other pursuant to this Agreement.

12. Good Faith Judgment. The Parties shall not be liable to each other for errors in judgment in exercising their rights or discharging their obligations under this Agreement. Nothing in this Agreement limits or abrogates each Party’s covenant to act in good faith and to deal fairly with the other Party.

13. Parties’ Review of Performance. The Parties and their representatives shall regularly meet and/or discuss all operations under this Agreement. Such meeting or discussion topics shall include, but not be limited to, Farming Activities, market and quality conditions, movement of Products, shipping schedules, distribution of crops, adjustments and any circumstances affecting operations hereunder. Any agreements made on required courses of action shall be documented in writing.

14. Indemnification.

(a) By EWSD. EWSD will be entirely and solely responsible for its actions and the actions of its agents, employees and subcontractors, if any, while providing services under this Agreement. EWSD shall indemnify and hold harmless Whole Hemp and its customers against all claims, losses, liabilities, demands, suits, awards, and judgments, made or recovered by any person or agencies due to (i) the actions of EWSD or its employees, agents or subcontractors during the rendering of services under this Agreement or (ii) any breach of the terms of this Agreement by EWSD or its employees, agents or subcontractors.

(b) By Whole Hemp. Whole Hemp shall indemnify and hold harmless EWSD and its customers against all claims, losses, liabilities, demands, suits, awards, and judgments, made or recovered by any person or agencies due to (i) the actions of Whole Hemp or its employees, agents or subcontractors during performance of its obligations under this Agreement or (ii) any breach of the terms of this Agreement by Whole Hemp or its employees, agents or subcontractors.

15. Defaults. A Party shall be in default of this Agreement if it shall fail to observe or perform any of the material covenants, conditions or provisions of this Agreement to be observed or performed by such Party, and such failure shall continue for a period of fifteen (15) days after written notice thereof from the other Party; provided, however, that if the nature of the Party’s default is such that more than fifteen (15) days are reasonably required for its cure, then such Party shall not be deemed to be in default if it commenced such cure within said fifteen (15) day period and thereafter diligently prosecutes such cure to completion. Upon a default, the non-defaulting Party shall be entitled to: (a)

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terminate this Agreement upon written notice to the defaulting Party, (b) obtain equitable remedies that include, but are not limited to, specific performance, (c) obtain damages, excluding consequential, extraordinary or punitive damages, all of which are hereby waived, and (d) cure such breach (for which purpose Notis is granted a license to enter onto the Farmlands) and charge defaulting party for the costs of such cure.

16. Confidentiality. The Parties agree to maintain in confidence all information with regard to all matters, and/or activities, covered by, relating or undertaken pursuant to this Agreement. This provision shall survive and shall remain in full force and effect and be binding upon the Parties for three (3) years after the termination of this Agreement.

17. Miscellaneous.

(a) Entire Agreement. There are no oral agreements or representations between the Parties not contained herein. This Agreement may only be altered or changed by agreement in writing signed by the Parties.

(b) Assignment. This agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, successors and assigns of the signatories hereto. Notwithstanding the foregoing, neither Party shall have the right to assign this Agreement without the prior written consent of the other Party.

(c) Dispute Resolution. If the parties are unable to resolve any dispute(s), brought to enforce the terms of this agreement, both parties agree to submit to binding arbitration in Denver, Colorado before the Judicial Arbitration and Mediation Service (JAMS). In any legal action or arbitration affecting or based upon the enforcement or interpretation of this Agreement or any of the rights derived under this Agreement, the successful party shall be entitled to receive, in addition to all other sums, reasonable attorneys’ fees and court costs. This Agreement shall be governed by the internal laws of the State of Colorado.

(d) Notice. Any notices required by this Agreement shall be deemed given forty- eight (48) hours after the posting thereof in the United States mail, first class, certified, postage prepaid, return receipt requested, properly addressed to the party to be served at the address of such party as follows or at the time of the personal service of such notice. Either party may change its address for notices by notice to the other party

Whole Hemp:	Notis or EWSD:

828 Wooten Road Colorado Springs, CO 80915 Attn: President	600 Wilshire Blvd Suite 1500 Los Angeles, CA 90017 Attn: President

(e) No Partnership. Notis and Whole Hemp shall each operate as independent businesses, each acting for its own individual account and profit and not for any joint business of the Parties. The Parties do not intend to create and are not creating a partnership, joint venture, syndicate, group, pool, or other unincorporated organization for the purpose of carrying on any joint business or financial operation. Neither Party shall by this Agreement obtain any rights to the operational control or other proprietary interests of the other Party’s business, and each Party intends to enter and is entering into this Agreement as a separate business and as an independent contractor. Neither Party shall be

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responsible for the actions or agreements of the other Party, nor shall either Party have any authority to create any obligation of the other. Neither Party shall be responsible for any expenses or losses had by the other Party except as may be specifically set forth herein.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.

(g) Attorney’s Fees. In the event of any claim, dispute or controversy arising out of or relating to this Agreement, including an arbitration or an action for declaratory relief, the prevailing party, after all appeal rights have been exhausted, shall be entitled to recover its court costs and reasonable out-of-pocket expenses, including, but not limited to, phone calls, photocopies, expert witnesses, travel, etc., and reasonable attorneys’ fees to be fixed by the arbitrator or court. Such recovery shall include court costs, out-of-pocket expenses and attorneys’ fees on appeal, if any. The arbitrator or court shall determine who is the “prevailing party,” but only if the dispute or controversy represents a final judgment.

(h) Enforceability. If any provision of this Agreement, or its application to any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, then all other provisions of this Agreement will continue in full force and effect and a suitable and equitable provision will be substituted for the invalid or unenforceable provision in order to carry out, so far as may be practical and permitted under applicable law, the purpose of this Agreement.

(i) Integrated Document. This Agreement and the Distributor Agreement embody the entire understanding of the Parties and shall supersede all previous amendments, communications, representations or undertakings, either verbal or written, between the Parties relating to the subject matter hereof. This Agreement may only be amended by a written instrument signed by both Parties hereto.

(j) Interpretation. Headings in this Agreement are for the convenience of the Parties and do not affect the meaning of this Agreement. Exhibits referred to in this Agreement are incorporated herein, whether or not attached. This Agreement has been negotiated by the Parties and shall be interpreted in a fair and reasonable manner, and not for or against either Party based on which drafted this Agreement or any provision hereof. The word “including” means “including without limitation”.

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In witness whereof, the Parties have executed this Agreement as of the date first above written.

NOTIS:

Notis Global, Inc.

By:	/s/ Jeffrey Goh

Name:	Jeffrey Goh

Its:	President and Chief Executive Officer

EWSD:

EWSD I, LLC,

By:	/s/ Jeffrey Goh

Name:	Jeffrey Goh

Its:	President

WHOLE HEMP:

Whole Hemp Company, LLC:

By:	/s/ Kashif Shan

Name:	Kashif Shan

Its:	Chief Executive Officer

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EXHIBIT “A”

10 ACRES OF EWSD FARMLANDS

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EXHIBIT “B”

40 ACRES OF WHOLE HEMP FARMLANDS

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